UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/22/2005

RADIOLOGIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-23311

DELAWARE	75-2648089
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3600 JP MORGAN CHASE TOWER
2200 ROSS AVENUE
DALLAS, TEXAS 75201-2776
(Address of Principal Executive Offices, Including Zip Code)

(214) 303-2776
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2005, Radiologix, Inc. ("Radiologix") entered into a Mediation Settlement Agreement with its former Chief Financial Officer and Senior Vice President, Richard J. Sabolik. Radiologix previously reported the termination of Mr. Sabolik's employment in its report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

Pursuant to the Mediation Settlement Agreement, Mr. Sabolik agreed to release Radiologix from any claims he may have against Radiologix arising out of his hiring, employment, termination of his employment, or otherwise. However, Mr. Sabolik will retain his right to enforce the Mediation Settlement Agreement, his rights under Radiologix's 401(k) retirement plan, his rights pursuant to his Indemnification Agreement, dated as of April 15, 2004, with Radiologix, and his rights to indemnification under Radiologix's charter, bylaws, or any other applicable policy, including any applicable director and officer insurance policy.

As consideration for the release given and covenants made by Mr. Sabolik in the Mediation Settlement Agreement, Radiologix agreed: that the 100,000 Radiologix stock options that were vested as of December 31, 2004, and granted to Mr. Sabolik as of March 17, 2004, will remain exercisable until December 31, 2005; and to pay to Mr. Sabolik $150,000 in cash as wages, less required state and federal deductions. Radiologix also agreed to release Mr. Sabolik from all claims Radiologix may have against him, as permitted by law.

The parties intend to commit the Mediation Settlement Agreement to a more formal settlement agreement. However, the provisions of the Mediation Settlement Agreement are binding upon the parties even if a more formal agreement is not agreed upon.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

RADIOLOGIX, INC.

Date: March 28, 2005.	By:	/s/ Michael L. Silhol
Michael L. Silhol
Senior Vice President